UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 01, 2025

ARKO Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39828	85-2784337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8565 Magellan Parkway Suite 400
Richmond, Virginia		23227-1150
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 730-1568

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ARKO	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50	ARKOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

The board of directors (the “Board”) of ARKO Corp., a Delaware corporation (the “Company”), appointed Galagher Jeff to serve as the Company’s Executive Vice President and Chief Financial Officer (and principal financial and accounting officer) effective December 1, 2025. Mr. Jeff will succeed the Company’s current interim Chief Financial Officer, Jordan Mann, who will continue as the Company’s Senior Vice President of Corporate Strategy, Capital Markets and Investor Relations.

Mr. Jeff, 54, most recently served as the Executive Vice President and Chief Financial Officer of Murphy USA, Inc. (NYSE: MUSA) from March 2024 to October 2025. From May 2023 to March 2024, he served as the Senior Vice President, FP&A, Treasurer and Chief Transformation Officer at Dollar Tree Stores, Inc. Prior to his time at Dollar Tree, Mr. Jeff was Senior Vice President, Finance and Head of Strategy and Transformation at Advance Auto Parts, Inc. from February 2020 to May 2023. Prior to 2020, Mr. Jeff was Vice President, U.S. Merchandising Strategy, Pricing and Assortment and Business Analytics from 2016 to 2020 at Walmart Stores, Inc. and from 2014 to 2016 he served as Chief Financial Officer of Walmart.com, leading finance and strategy for a major division of Walmart. Mr. Jeff earned a B.S. in Electrical Engineering from Mississippi State University, an M.S. in Engineering from Northwestern University and an MBA from the Kellogg Graduate School of Management at Northwestern University.

In connection with his appointment as Executive Vice President and Chief Financial Officer, the Company entered into an executive employment agreement with Mr. Jeff, effective as of December 1, 2025 (the “Employment Agreement”), providing for Mr. Jeff’s at-will employment as Chief Financial Officer for an initial term of three years, which term will automatically extend for successive one-year terms until either the Company or Mr. Jeff terminates the Employment Agreement. Under the terms of the Employment Agreement, the Company will pay Mr. Jeff an annual base salary of $650,000, which amount is subject to periodic review by the Board’s compensation committee, together with certain short-term and long-term incentive compensation, in each case as set forth in the Employment Agreement.

Pursuant to the Employment Agreement, if Mr. Jeff’s employment is terminated for any reason, he will be entitled to receive payment for all accrued and unpaid base salary through the date of termination, together with all unreimbursed documented business expenses and other amounts payable under the Employment Agreement through such date. If Mr. Jeff’s employment is terminated by the Company without Cause or by Mr. Jeff for Good Reason (each such capitalized term as defined in the Employment Agreement), then Mr. Jeff will be entitled to receive (i) if such termination occurs in the last six months of any fiscal year, payment of a prorated portion of any bonus to which he would otherwise be entitled under the Employment Agreement based on actual Company performance and the number of days Mr. Jeff was employed in the calendar year in which his employment terminates, and (ii) payment of his base salary on a weekly basis as part of each regular payroll cycle during the Severance Period (such capitalized term as defined in the Employment Agreement).

The Employment Agreement contains customary covenants related to non-solicitation of employees for one year following termination of employment, as well as customary covenants related to non-competition, non-disparagement, confidentiality, inventions and intellectual property rights.

There are no arrangements or understandings between Mr. Jeff and any other persons pursuant to which he was appointed as Chief Financial Officer. There are no family relationships between Mr. Jeff and the executive officers or directors of the Company, and there are no transactions involving the Company and Mr. Jeff that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is only a summary and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated November 14, 2025 and effective December 1, 2025, by and between the Company and Galagher Jeff
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKO Corp.

Date:	December 1, 2025	By:	/s/ Arie Kotler
		Name: Title:	Arie Kotler President, Chief Executive Officer and Chairman of the Board